Issuer Free Writing Prospectus Filed by Mitsubishi UFJ Financial Group, Inc.
Pursuant to Rule 433 Reg-Statement No. 333-209455 September 4, 2018

Re-Opening of Floating Rate Notes Due 2023

Re-Opening of 3.761% Rate Notes Due 2023

10-Year Fixed Rate Notes Due 2028

Re-opening of Floating Rate Notes Due 2023

Issuer:	Mitsubishi UFJ Financial Group, Inc.

Size:	U.S.$850,000,000

Issuer Ratings (Moody’s / S&P / Fitch) *:	A1 / A- / A

Expected Security Ratings (Moody’s /S&P / Fitch) *:	A1 / A- / A

Security Type:	Senior Notes

Further Issue:	The Notes due 2023 will be issued as additional securities and will be consolidated and form a single series with the US$800,000,000 principal amount of 5-Year Floating Rate Notes due 2023 originally issued on July 26, 2018.

Currency:	U.S.$

Interest:	Per annum rate equal to U.S. Dollar 3-month LIBOR + 86 basis points

Trade Date:	September 4, 2018

Settlement Date:	September 11, 2018

Maturity:	July 26, 2023

Interest Payment Dates:	Quarterly in arrears on January 26, April 26, July 26 and October 26 of each year.

First Interest Payment Date:	October 26, 2018

Pricing Benchmark:	U.S. Dollar 3-month LIBOR

Spread to Benchmark:	81 basis points

Issue Price:	100.249% of principal amount plus accrued interest from (and including) July 26, 2018 to (but excluding) the settlement date

Accrued Interest Payable to the Issuer:	$3,545,429.33, being the expected amount accrued from (and including) July 26, 2018 to (but excluding) the expected settlement date, September 11, 2018

Underwriting Discount:	0.35%

Net Proceeds before Expenses and Accrued Interest:	U.S.$849,141,500

Day Count:	Actual/360

Business Days:	New York, Tokyo and London Banking Day

Business Day Convention:	Modified Following Business Day Convention (Following Business Day Convention for the maturity date and any other date fixed for redemption)

Denominations:	U.S.$2,000 x U.S.$1,000

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Governing Law:	New York law

Billing & Delivering:	Morgan Stanley & Co. LLC

Joint Lead Managers and Joint Bookrunners:	Morgan Stanley & Co. LLC MUFG Securities Americas Inc.

Citigroup Global Markets Inc.

Senior Co-Managers:	Barclays Capital Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	BNP Paribas Crédit Agricole Securities (USA) Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Nomura Securities International, Inc. Société Générale Wells Fargo Securities, LLC

Security Codes:	CUSIP: 606822 AZ7 ISIN: US606822AZ74 Common Code: 185892182

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus (as defined below).

Re-opening of 3.761% Notes Due 2023

Issuer:	Mitsubishi UFJ Financial Group, Inc.

Size:	U.S.$1,150,000,000

Issuer Ratings (Moody’s / S&P / Fitch) *:	A1 / A- / A

Expected Security Ratings (Moody’s /S&P / Fitch) *:	A1 / A- / A

Security Type:	Senior Notes

Further Issue:	The Notes due 2023 will be issued as additional securities and will be consolidated and form a single series with the US$1,000,000,000 principal amount of 5-Year Fixed Rate Notes due 2023 originally issued on July 26, 2018.

Currency:	U.S.$

Interest:	3.761% per annum

Trade Date:	September 4, 2018

Settlement Date:	September 11, 2018

Maturity:	July 26, 2023

Interest Payment Dates:	Semi-annually in arrears on January 26 and July 26 of each year

First Interest Payment Date:	January 28, 2019 (with the same force and effect as if made on January 26, 2019)

Pricing Benchmark:	2.750% due 8/2023

Benchmark Spot (Price/Yield):	99-28 1/4 / 2.775%

Spread to Benchmark:	95 basis points

Issue Price:	100.156% of principal amount plus accrued interest from (and including) July 26, 2018 to (but excluding) the settlement date

Accrued Interest Payable to the Issuer:	$5,406,437.50, being the expected amount accrued from (and including) July 26, 2018 to (but excluding) the expected settlement date, September 11, 2018

Yield to Maturity:	3.725%

Underwriting Discount:	0.35%

Net Proceeds before Expenses and Accrued Interest:	U.S.$1,147,769,000

Day Count:	30/360

Business Days:	New York and Tokyo

Business Day Convention:	Following Business Day Convention

Denominations:	U.S.$2,000 x U.S.$1,000

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Governing Law:	New York law

Billing & Delivering:	Morgan Stanley & Co. LLC

Joint Lead Managers and Joint Bookrunners:	Morgan Stanley & Co. LLC MUFG Securities Americas Inc.

Citigroup Global Markets Inc.

Senior Co-Managers:	Barclays Capital Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	BNP Paribas Crédit Agricole Securities (USA) Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Nomura Securities International, Inc. Société Générale Wells Fargo Securities, LLC

Security Codes:	CUSIP: 606822 BA1 ISIN: US606822BA15 Common Code: 185892271

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus (as defined below).

10-Year Fixed Rate Notes Due 2028

Issuer:	Mitsubishi UFJ Financial Group, Inc.

Size:	U.S.$1,000,000,000

Issuer Ratings (Moody’s / S&P / Fitch) *:	A1 / A- / A

Expected Security Ratings (Moody’s / S&P / Fitch) *:	A1 / A- / A

Security Type:	Senior Notes

Currency:	U.S.$

Interest:	4.050% per annum

Trade Date:	September 4, 2018

Settlement Date:	September 11, 2018

Maturity:	September 11, 2028

Interest Payment Dates:	Semi-annually in arrears on March 11 and September 11 of each year

First Interest Payment Date:	March 11, 2019

Pricing Benchmark:	2.875% due 8/2028

Benchmark Spot (Price/Yield):	99-25 / 2.900%

Spread to Benchmark:	115 basis points

Issue Price:	100% of principal amount plus accrued interest, if any, from September 11, 2018

Yield to Maturity:	4.050%

Underwriting Discount:	0.45%

Net Proceeds before Expenses:	U.S.$995,500,000

Day Count:	30/360

Business Days:	New York and Tokyo

Business Day Convention:	Following Business Day Convention

Denominations:	U.S.$2,000 x U.S.$1,000

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Governing Law:	New York law

Billing & Delivering:	MUFG Securities Americas Inc.

Joint Lead Managers and Joint Bookrunners:	Morgan Stanley & Co. LLC MUFG Securities Americas Inc.

J.P. Morgan Securities LLC

Senior Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	BNP Paribas Crédit Agricole Securities (USA) Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Nomura Securities International, Inc. Société Générale Wells Fargo Securities, LLC

Security Codes:	CUSIP: 606822 BC7 ISIN: US606822BC70 Common Code: 187643864

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus (as defined below).

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Issuer has filed a registration statement (including a prospectus dated February 10, 2016 (the “Base Prospectus”)) and a preliminary prospectus supplement dated September 4, 2018 (the “Preliminary Prospectus Supplement,” and together with the Base Prospectus, the “Preliminary Prospectus”) with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the Preliminary Prospectus for this offering, and other documents the Issuer has filed with the SEC and which are incorporated by reference therein for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.

Alternatively, the Issuer, any underwriter or any dealer participating in the transaction will arrange to send you the Preliminary Prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore), the Issuer has determined, and hereby notifies all relevant persons (as defined in Regulation 3(b) of the Securities and Futures (Capital Markets Products) Regulations 2018 (the “SF (CMP) Regulations”) that the Notes are “prescribed capital markets products” (as defined in the SF (CMP) Regulations) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.